Exhibit 3.1

PLATINUM SPINCO INC.

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

Platinum SpinCo Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”)

DOES HEREBY CERTIFY:

FIRST: That the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 23, 2026.

SECOND: That the board of directors of the Corporation (the “Board”) acting by the unanimous written consent of its members in accordance with Section 141(f) of the DGCL, filed with the minutes of the Board, duly adopted resolutions setting forth the following proposed amendment to the certificate of incorporation of the Corporation (the “Certificate of Incorporation”) and declaring its advisability, pursuant to which Article IV of the Certificate of Incorporation is amended and restated so that, as amended, said Article shall read in its entirety as follows:

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Capital Stock. The Corporation shall be authorized to issue one class of stock to be designated Common Stock (the “Common Stock”); the total number of shares of Common Stock which the Corporation shall have authority to issue is 60,000,000, and each such share shall have a par value of $0.001.

Section 4.2 Recapitalization. Effective as of the time at which this Certificate of Amendment becomes effective in accordance with the DGCL (such time, the “Recapitalization Time”), all shares of Common Stock issued and outstanding immediately prior to the Recapitalization Time (including, for the avoidance of doubt, any shares of Common Stock issued by the Corporation to Modine Manufacturing Company, a Wisconsin corporation (“Modine”), at any time prior to the Recapitalization Time) shall, automatically without any further action on the part of the Corporation or any holder of shares of capital stock of the Corporation, be reclassified and converted into, in the aggregate, a number of validly issued, fully paid and non-assessable shares of Common Stock authorized for issuance pursuant to this Certificate of Incorporation equal to (a) the total number of shares of common stock, par value $0.625 per share, of Modine (the “Modine Common Stock”) issued and outstanding as of the close of business, Eastern Time, on the Record Date (as defined in the Separation Agreement, dated January 29, 2026, among the Corporation, Modine and Gentherm Incorporated), excluding any shares of Modine Common Stock held as treasury stock by Modine or held by any of Modine’s subsidiaries, in each case, as of such time, minus (b) the excess, if any, of (i) 2,000, which represents the number of shares of Common Stock issuable to Modine in accordance with the Equity Contribution Agreement, dated as of September 28, 2026, by and between the Corporation and Modine (the “Equity Contribution Agreement”), over (ii) the number of such shares of Common Stock, if any, that were issued to Modine in accordance with the Equity Contribution Agreement prior to the Recapitalization Time (the aggregate number of shares of Common Stock resulting from the foregoing calculation, the “Modine Share Count,” and such reclassification and conversion, the “Recapitalization”). For the avoidance of doubt, the shares of Common Stock issued and outstanding immediately prior to the Recapitalization Time shall be included in, and shall not be in addition to, the aggregate number of shares of Common Stock into which such shares are reclassified and converted pursuant to the Recapitalization, such that the total number of shares of Common Stock issued and outstanding immediately following the Recapitalization Time shall be equal to (and shall not exceed) the Modine Share Count. Each stock certificate or book-entry position that, immediately prior to the Recapitalization Time, represented shares of Common Stock shall, from and after the Recapitalization Time and without any surrender or exchange thereof, represent the number of shares of Common Stock into which such shares have been reclassified and converted pursuant to the Recapitalization.

THIRD: That in lieu of a meeting and vote of stockholders, the sole stockholder of the Corporation has signed and delivered its written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

FIFTH: That this Certificate of Amendment shall be effective upon its filing with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the undersigned on September 29, 2026.

PLATINUM SPINCO INC.

By:	/s/ Jeremy Patten
Name: Jeremy Patten
Title: Chief Executive Officer

[Signature Page to Platinum SpinCo Inc. Certificate of Amendment]